Bionano Reports Fourth Quarter and Full-Year 2023 Results and Provides Revenue Outlook for 2024
•Q4 2023 revenue was $10.7 million, which represents a 30% increase over Q4 2022
•FY 2023 revenue was $36.1 million, which represents a 30% increase over FY 2022
•Reached installed base of 326 optical genome mapping (OGM) systems as of YE 2023; increase of 36% over the 240 installed systems as of YE 2022.
•Sold 26,444 nanochannel array flowcells in FY 2023, which represents a 72% increase over the flowcells sold in FY 2022.
•Conference call today, March 5, 2024 at 4:30 PM ET
SAN DIEGO, March 5, 2024 (GLOBE NEWSWIRE) – Bionano Genomics, Inc. (Nasdaq: BNGO) today reported financial results for the fourth quarter and full year ended December 31, 2023 and revenue outlook for 2024.
“2023 was a year in which we made tremendous progress toward our mission of transforming the way the world sees the genome. The progress is evidence that our ELEVATE strategy is working,” commented Erik Holmlin, PhD, president and chief executive officer of Bionano. “Revenue growth continued with growth of the OGM installed base and consumables units sales. We had a number of significant product launches during 2023, which we believe will make OGM easier to implement and use and make it possible to run substantially more samples. Innovations such as the Stratys™ system for high throughput mapping, and VIA™ software for streamlined visualization, interpretation and reporting of genome analysis results have been enthusiastically received and we expect them to be drivers of revenue growth. We also saw independent confirmation of the utility of our solutions, including the organization of consortia across the world who are driving OGM adoption and implementation. We believe the execution of ELEVATE with the progress of OGM in 2023, and our focus on reducing cash burn, including through new cost savings initiatives introduced today, we are well-positioned us for success in 2024.”
Recent Highlights
•Announced the commercial release of the Stratys™ system, the Company’s system for high throughput OGM, and the completion of the Stratys early access program, which includes 11 systems at 10 customer sites across the globe.
•Published the first framework paper for the uniform clinical adoption and implementation of the OGM workflow for hematological malignancy applications, authored by an international consortium of 18 researchers.
•Published interim readout from second phase of prenatal validation study, which evaluated 342 unique cases for prenatal genetic disease using OGM; results showed OGM to have 100% concordance with traditional cytogenetic methods, with sensitivity of 99.2%, specificity of 100%, and overall accuracy of 99.6%.
•Published peer-reviewed publication for the second phase of postnatal validation study, which evaluated 627 constitutional postnatal samples using OGM; results showed that 99.5% of samples were fully concordant with standard of care (SOC) methods; when compared to the rate of finding pathogenic or likely pathogenic variants with SOC methods, OGM increased the rate by a factor of 6% to as much as 50% depending on the sample population.
•Held 2024 Symposium, which featured a record 32 oral presentations and 69 scientific posters from genomic scientists at leading global institutions on the use of

OGM for research applications in cancer, genetic disease, and cell and gene therapy. Symposium had over 2,100 registrants from 92 countries and averaged 574 attendees per day.
Q4 2023 and YE 2023 Highlights
•Installed base of OGM systems totaled 326 at year-end, which represented a 36% increase over the 240 installed systems reported at the end of 2022.
•Sold 7,980 nanochannel array flowcells in the fourth quarter and 26,444 flowcells during 2023, which was an increase of 67% over the 4,781 flowcells sold in the fourth quarter of 2022 and an increase of 72% over the 15,375 flowcells sold in 2022.
•Number of 2023 OGM publications totaled 282, which was a 54% increase over the total number of OGM publications in 2022. Q4 2023 showed the highest number to date of OGM publications in a single quarter with 88 total publications.
•Since 2021, there have been significant and steady year-over-year percentage increases in the number of OGM publications on research application areas including postnatal and prenatal genetic disorders, hematological malignancies, solid tumors, and cell and gene therapy. Additionally, the number of published human clinical research samples has grown from approximately 500 prior to 2021, to approximately 5,100 as of the end of 2023.
Achieved All Full-Year 2023 ELEVATE! Milestones
•Released the Stratys™ system as part of an early access program in the fourth quarter of 2023. The Stratys system is expected to enable a four-fold increase in raw data generation rate compared to the Saphyr® system and is designed for maximum lab flexibility by enabling up to 12 single access chips, accessible as they complete runs, without the need to batch multiple samples on a consumable.
•Released VIA™ software, which replaces NxClinical™ software with a simple and integrated workflow for visualization, interpretation, and reporting for OGM, microarray and NGS data types for enhanced contextualization across multiple variant types and accelerated time to results at a reduced cost. A workflow focused on hematological malignancies was released in June 2023, and in December 2023, the Company announced upgrades to its pipeline for OGM data analysis in VIA software for applications in constitutional genetic diseases.
•Pre-commercial version of the Ionic® Purification System for isolation of DNA for OGM analysis was running in the field as of the fourth quarter of 2023, with the full commercial launch planned for 2024.
•Launched an OGM LDT for constitutional genetic disease applications through Bionano Laboratories.
•Submitted a dossier to Medicare seeking a local coverage determination for OGM coverage.
•Conducted a pre-submission discussion with FDA in connection with the planned clearance of the Stratys system.
•Met or exceeded all previously stated 2023 milestones for prenatal, postnatal, and hematological malignancy clinical trials, including: sample enrollment and data collection for prenatal study; interim publication of the prenatal study; interim publication of the hematological malignancy study; peer-reviewed interim publication from postnatal study; and IRB approval for solid tumor study.
Q4 2023 Financial Results
•Total revenue for the fourth quarter of 2023 was $10.7 million, an increase of 30% compared to the fourth quarter of 2022.
•GAAP gross margin for the fourth quarter of 2023 was 23%, which was slightly higher than the 22% GAAP gross margin reported for the fourth quarter of 2022.
•Fourth quarter 2023 GAAP operating expense was $27.4 million, compared to $39.3 million in the fourth quarter of 2022. The year-over-year decrease was primarily due to a decrease in the fair value of contingent consideration of Purigen milestones and reduced headcount-related expense partly attributed to the cost savings initiatives outlined in our Q2 2023 and Q3 2023 earnings releases.
•Fourth quarter 2023 non-GAAP1 operating expense was $27.3 million, compared to $30.6 million in the fourth quarter of 2022.
•Cash, cash equivalents, and available-for-sale securities as of December 31, 2023 were $102.3 million, of which $35.5 million was subject to certain restrictions.
FY 2023 Financial Results
•Full year 2023 revenue was $36.1 million, an increase of 30% compared to 2022.
•Full year 2023 total gross margin was 26%, up from 21% in 2022.
•Full year 2023 GAAP operating expense was $224.8 million and non-GAAP operating expense was $127.3 million. Full year 2023 non-GAAP operating expense excludes a one-time impairment charge of $77.3 million, $7.2 million in amortization of intangibles and $14.5 million in stock-based compensation, partially offset by $1.5 million in reductions of contingency based obligations.
1 Non-GAAP operating expense is a non-GAAP financial measure. For a description of this non-GAAP financial measure, please refer to “Non-GAAP Financial Measures”, and for a reconciliation of non-GAAP operating expense to operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this release.

2024 Outlook
•We remain hyper focused on our mission of transforming the way the world sees the genome. To that end we want to highlight the following:
◦We recently amended the convertible debt financing entered into in October 2023 to restructure our debt obligations and we will continue to work with our lender as we manage the remaining obligations.
◦In an effort to streamline our operating structure and focus on core OGM products, we are phasing out First Step and Next Step Dx clinical services products and our Fragile X test, which are legacy, non-OGM tests. In 2023, these products generated around $7.0 million of the overall $36.1 million in revenues.
◦After taking into account the financial impact of discontinued products, Bionano expects full year 2024 revenue to be in the range of $37.0 to $41.0 million and Q1 2024 revenue is expected to be in the range of $8.25 to $8.75 million.
◦ We anticipate installation of 80 to 100 new OGM systems in 2024, with a projected 2024 installed base range of 381 to 401 OGM systems. This range reflects some anticipated Saphyr to Stratys upgrades.
Cost Savings Initiatives
•In addition to the cost savings initiatives announced in May and October 2023, we are announcing new plans that will further reduce expenses
◦With this 2024 initiative, our goal will be reducing annualized operating expense by another estimated $35.0 to $40.0 million, including a potential reduction in headcount by an additional 110 to 125 employees, bringing the total number of employees down to approximately 200 from approximately 324 today.
◦Overall, since May 2023 through the completion of the initiative announced today, we aim to have reduced headcount by approximately 200 people and reduced annualized operating expenses by about $65.0 to $75.0 million
•We expect to continue exploring strategic opportunities that we believe will maximize stakeholder value. These opportunities could include any of the following or a combination thereof: debt financing, equity investments, combinations with other companies, or the sale of all or part of the company. There can be no assurances that any transactions will be completed, and we do not intend to disclose or comment on interim developments except to the extent required by law.
•We believe these activities will allow us to remain committed to our customers and partners, and to be able to continue expanding the opportunity and availability of OGM.
“We started 2024 with a focus on addressing cash burn and financial discipline, and we continue to take actions that we believe will enable us to improve margins and further extend our cash runway, including through the cost savings initiatives announced today and the amended debt financing agreement we announced last week. I am pleased to see that our 2023 cost savings initiatives have started to have a positive impact on our operating expenses and expect to see continued progress in that area over the course of the year,” added Gülsen Kama, chief financial officer of Bionano.

Webcast Details

Webcast Details
Date:	Tuesday, March 5, 2024
Time:	4:30 p.m. Eastern Time
Participant Registration:	https://register.vevent.com/register/BI54a6f64eeb2842bd893b4ad1b52fc78f
Webcast:	https://edge.media-server.com/mmc/p/afaym86g/
Participants should register at the link above in advance of the call, and then click the webcast link before the call begins. An archived version of the webcast will be available for replay in the Investors section of the Bionano website.
About Bionano
Bionano is a provider of genome analysis solutions that can enable researchers and clinicians to reveal answers to challenging questions in biology and medicine. The Company’s mission is to transform the way the world sees the genome through OGM solutions, diagnostic services and software. The Company offers OGM solutions for applications across basic, translational and clinical research. Through its Lineagen, Inc. d/b/a Bionano Laboratories business, the Company also provides diagnostic testing for patients with clinical presentations consistent with autism spectrum disorder and other neurodevelopmental disabilities. The Company also offers an industry-leading, platform-agnostic software solution, which integrates next-generation sequencing and microarray data designed to provide analysis, visualization, interpretation and reporting of copy number variants, single-nucleotide variants and absence of heterozygosity across the genome in one consolidated view. The Company additionally offers nucleic acid extraction and purification solutions using proprietary isotachophoresis (ITP) technology. For more information, visit www.bionano.com, www.bionanolaboratories.com or www.purigenbio.com.
Bionano’s OGM products are for research use only and not for use in diagnostic procedures.
Non-GAAP Financial Measures
To supplement Bionano’s financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), the Company has provided non-GAAP operating expense in this press release, (and the accompanying conference call), which is a non-GAAP financial measure. Non-GAAP operating expense excludes from GAAP reported operating expense the following components as detailed in the reconciliation table accompanying this press release: stock-based compensation, amortization of intangibles and acquisition-related expenses.
Bionano believes that non-GAAP operating expense is useful to investors and analysts as a supplement to its financial information prepared in accordance with GAAP for analyzing operating performance and identifying operating trends in its business. Bionano uses non-GAAP operating expense internally to facilitate period-to-period comparisons and analysis of its operating performance in order to understand, manage and evaluate its business and to make operating decisions. Accordingly, Bionano believes this measure allows for greater transparency with respect to key financial metrics it uses in assessing its own operating performance and making operating decisions.
This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; has no standardized meaning prescribed by GAAP; and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by Bionano in this press release and the accompanying reconciliation table has limits in its usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
For a reconciliation of non-GAAP operating expense to operating expense reported in accordance with GAAP, please refer to the financial tables accompanying this press release.
Forward-Looking Statements of Bionano Genomics
This press release and the accompanying conference call contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. Words such as “anticipate”, “believe,” “could”, “estimate,” “expect,” “intend,” “may,” “plan,” “potential”, “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding product uptake, revenue growth, market development and increased OGM adoption, including through publications highlighting the utility and applications of OGM; our growth prospects and future financial and operating results, including our 2024 revenue guidance, expected impact from our cost savings initiatives and plans to reduce our annualized cost structure and the timing for such savings; the growth of our installed base of OGM systems; our expectation that innovations such as the Stratys system and VIA software will be drivers of future growth, the sales of our flowcell consumables and the other expectations related thereto; our ability to meet our stated goals, including to drive value and penetrate into our target markets; our commercial expectations, including the potential market opportunity for structural variation analysis and OGM; ; the impact on our commercial opportunities related to the launch of our next-generation OGM system and our analysis software; continued research, presentations and publications involving OGM, its utility compared to traditional cytogenetics and our technologies; our ability to drive adoption of OGM and our technology solutions; and expected timing and results from our clinical studies; our exploring a variety of strategic opportunities that we believe will maximize stakeholder value and the execution of our strategy. Each of these forward-looking statements involves risks and uncertainties. Accordingly, investors and prospective investors are cautioned not to place undue reliance on these forward-looking statements as they involve inherent risk and uncertainty (both general and specific) and should note that they are provided as a general guide only and should not be relied on as an indication or guarantee of future performance. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks and uncertainties associated with: the timing and amount of revenue we are able to recognize in a given fiscal period; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts and our ability to continue as a “going concern”; the impact of adverse geopolitical and macroeconomic events, such as the ongoing conflicts between Ukraine and Russia and Israel and Gaza and uncertain market conditions, including inflation and supply chain disruptions, on our business and the global economy; general market conditions; changes in the competitive landscape and the introduction of competitive technologies or improvements to existing technologies; changes in our strategic and commercial plans; the ability of medical and research institutions to obtain funding to support adoption or continued use of our technologies; study results that differ or contradict the results mentioned in this press release; the risk that we are not able to complete a strategic transaction that would increase stakeholder value; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2022 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACTS
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionano.com

Investor Relations:
David R. Holmes
Gilmartin Group
+1 (858) 366-3243
david.holmes@gilmartinir.com

BIONANO GENOMICS, INC
Consolidated Statement of Operations
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Revenue:
Product revenue	$8,215,000	$6,171,000	$26,727,000	$20,425,000
Service and other revenue	2,506,000	2,044,000	9,389,000	7,377,000
Total revenue	10,721,000	8,215,000	36,116,000	27,802,000
Cost of revenue:
Cost of product revenue	6,701,000	4,709,000	20,415,000	15,966,000
Cost of service and other revenue	1,582,000	1,701,000	6,135,000	5,891,000
Total cost of revenue	8,283,000	6,410,000	26,550,000	21,857,000
Operating expenses:
Research and development	11,701,000	14,011,000	54,032,000	49,047,000
Selling, general and administrative	15,690,000	25,321,000	93,499,000	88,596,000
Goodwill Impairment	—	—	77,280,000	—
Total operating expenses	27,391,000	39,332,000	224,811,000	137,643,000
Loss from operations	(24,953,000)	(37,527,000)	(215,245,000)	(131,698,000)
Other income (expenses)
Interest income	1,189,000	770,000	3,311,000	1,507,000
Interest expense	(4,898,000)	(75,000)	(5,119,000)	(298,000)
Other income (expenses)	3,562,000	(40,000)	3,449,000	(223,000)
Loss on convertible note payable	(18,827,000)	—	(18,827,000)	—
Total other income (expenses)	(18,974,000)	655,000	(17,186,000)	986,000
Loss before income taxes	(43,927,000)	(36,872,000)	(232,431,000)	(130,712,000)
Benefit (provision) for income taxes	36,000	(1,805,000)	(62,000)	(1,884,000)
Net loss	$(43,891,000)	$(38,677,000)	$(232,493,000)	$(132,596,000)

BIONANO GENOMICS, INC
Consolidated Balance Sheet
	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$17,948,000	$5,091,000
Investments	48,823,000	108,095,000
Accounts receivable, net	9,319,000	7,022,000
Inventory	22,892,000	29,761,000
Prepaid expenses and other current assets	6,019,000	7,329,000
Restricted investments	35,117,000	—
Total current assets	140,118,000	157,298,000
Restricted cash	400,000	400,000
Property and equipment, net	23,345,000	18,029,000
Operating lease right-of-use assets	5,633,000	7,222,000
Financing lease right-of-use assets, related party	3,503,000	3,707,000
Intangible assets, net	33,974,000	41,143,000
Goodwill	—	77,289,000
Other long-term assets	7,431,000	2,414,000
Total assets	$214,404,000	$307,502,000
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,384,000	$12,534,000
Accrued expenses	8,089,000	10,552,000
Contract liabilities	783,000	871,000
Short term operating lease liability	2,163,000	2,260,000
Short term finance lease liability	272,000	285,000
Contingent consideration, short term	—	9,382,000
Purchase option liability (at fair value)	8,534,000	—
Convertible notes payable (at fair value)	69,803,000	—
Total current liabilities	100,028,000	35,884,000
Operating lease liability, net of current portion	3,590,000	5,504,000
Finance lease liability, net of current portion	3,585,000	3,619,000
Contingent consideration	10,890,000	12,970,000
Long-term contract liabilities	154,000	127,000
Total liabilities	$118,247,000	$58,104,000
Stockholders’ equity:
Common Stock	5,000	3,000
Additional paid-in capital	677,337,000	599,234,000
Accumulated deficit	(581,208,000)	(348,715,000)
Accumulated other comprehensive loss	23,000	(1,124,000)
Total stockholders’ equity	96,157,000	249,398,000
Total liabilities and stockholders’ equity	$214,404,000	$307,502,000

Bionano Genomics, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense (Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
GAAP gross margin:
GAAP revenue	$10,721,000	$8,215,000	$36,116,000	$27,802,000
GAAP cost of revenue	8,283,000	6,410,000	26,550,000	21,857,000
GAAP gross profit	2,438,000	1,805,000	9,566,000	5,945,000
GAAP gross margin %	23%	22%	26%	21%

Adjusted non-GAAP gross margin:
GAAP revenue	$10,721,000	$8,215,000	$36,116,000	$27,802,000
GAAP cost of revenue	8,283,000	6,410,000	26,550,000	21,857,000
Stock-based compensation expense	(172,000)	—	(703,000)	—
Adjusted non-GAAP cost of revenue	8,111,000	6,410,000	25,847,000	21,857,000
Adjusted non-GAAP gross profit	2,610,000	1,805,000	10,269,000	5,945,000
Adjusted non-GAAP gross margin %	24%	22%	28%	21%

GAAP operating expense
GAAP selling, general and administrative expense	$15,690,000	$25,321,000	$93,499,000	$88,596,000
Stock-based compensation expense	(2,015,000)	(2,478,000)	(9,383,000)	(9,015,000)
Intangible asset amortization	(1,792,000)	(1,543,000)	(7,169,000)	(5,800,000)
Change in fair value of contingent consideration	3,990,000	(79,000)	1,462,000	(316,000)
Transaction related expenses	$929,000	$(1,673,000)	$—	$(1,760,000)
Adjusted non-GAAP selling, general and administrative expense	16,802,000	19,548,000	78,409,000	71,705,000
GAAP research and development expense	$11,701,000	$14,011,000	$54,032,000	$49,047,000
Stock-based compensation expense	(1,185,000)	(3,001,000)	(5,092,000)	(13,402,000)
Adjusted non-GAAP research and development expense	10,516,000	11,010,000	48,940,000	35,645,000
GAAP goodwill impairment loss	$—	$—	$77,280,000	$—
Goodwill impairment loss	$—	$—	$(77,280,000)	$—
Adjusted non-GAAP goodwill impairment loss	$—	$—	$—	$—
Total adjusted non-GAAP operating expense	$27,318,000	$30,558,000	$127,349,000	$107,350,000